Exhibit 99.1

Polymer Group, Inc.
4055 Faber Place Dr.
Suite 201
N. Charleston, SC 29405
www.polymergroupinc.com
843-329-5151

PGI News Release

Polymer Group, Inc. Announces Fourth Quarter and Full Year Results – Profitability Improvement Continues

For Immediate Release

Thursday, March 11, 2004

[North Charleston, SC] — Polymer Group, Inc. (OTC Bulletin Board: POLGA/POLGB) announced results of operations for the fourth quarter and full year ended January 3, 2004.

Operational highlights included:

•                  Fourth quarter sales of $197.7 million were up 10.1% over the fourth quarter of 2002

•                  Full year 2003 sales were up $22.8 million to $778.5 million

•                  Fourth quarter gross profit of $36.3 million represented an increase of 47.2% over the prior year comparable period

•                  2003 gross profit was up 13.3% to $136.1 million compared to 2002, representing a gross profit margin of 17.5%

•                  Fourth quarter operating income was $6.8 million compared to an operating loss of $319.4 million in fourth quarter of 2002.  Excluding plant realignment, asset impairment and other charges, operating income was $11.2 million for the fourth quarter of 2003, an improvement of $9.9 million over the $1.3 million for the same period in 2002.  Full year 2003 operating income before plant realignment, asset impairment, and restructuring and other charges more than doubled to $40.7 million.

•                  The company’s $50.0 million revolving credit facility was undrawn and fully available at year end.

Net sales for the fourth quarter of 2003 were $197.7 million compared to $179.7 million in the fourth quarter of 2002.  Gross profit was $36.3 million for the fourth quarter, representing a gross profit margin of 18.3% compared to $24.6 million and 13.7%, respectively, for the same period in 2002.

Operating income for the fourth quarter of 2003 was $6.8 million compared to an operating loss of $319.4 million for the fourth quarter of 2002.  Operating income in the fourth quarter of 2003 included $3.2 million of plant realignment costs and $1.2 million of asset impairment charges whereas the comparable period of 2002 included $320.6 million of such charges.  In the fourth quarter of 2003, operating income before these charges was $11.2 million, up 776% over the same period in 2002.

For the full year ended January 3, 2004, sales were $778.5 million, up 3% from the 2002 results.  The company’s full year gross profit and gross profit margin were $136.1 million and 17.5%, respectively, compared to $120.2 million and 15.9%, respectively, for the full year of 2002.  Operating income for 2003 was $32.6 million compared to an operating loss of $306.6 million for the prior year comparable period.  The company recognized plant realignment costs of $6.8 million and asset impairment charges of $1.2 million during 2003 and $1.1 million of plant realignment costs, $317.9 million of asset impairment and $6.2 million of restructuring and other charges, during 2002.  For the year of 2003, the company increased operating income before plant realignment, asset impairment and other special charges by 118.7% to $40.7 million.

Polymer Group’s Chief Executive Officer, James L. Schaeffer, stated, “2003 was a very successful year for PGI.  We were focused on stabilizing and improving the business this year, and those goals were achieved.  We were able to streamline our business and implement our operational improvement plans which resulted in lower overall costs, and, combined with an improvement in sales, yielded higher profitability.

Now we have shifted to concentrating on growing the business going forward.  One of the most immediate contributors to growth in 2004 will be the new line recently installed in Mexico.  Additionally, we have a number of new business development initiatives that are expected to begin to materialize this year.  As we continue to execute our long-term strategic plan, we expect 2004 to be a year of continued improvement,” Schaeffer said.

Polymer Group emerged from Chapter 11 on March 5, 2003.  The results for periods following emergence from Chapter 11 reflect fresh-start accounting adjustments required by generally accepted accounting principles.  Accordingly, the financial results for periods following emergence from bankruptcy are not directly comparable to results for prior periods.  Additionally, the fiscal year of 2003 was a 53-week period compared to a 52-week period in fiscal year 2002.  For purposes of accounting convenience, we have established an effective fresh-start date of March 1, 2003.  Fresh-start accounting required us to revalue, on a fair value basis, all assets and liabilities as of the reorganization date.  In addition, under fresh-start accounting, a company has up to 12 months to reflect the impact of any required adjustments.  The full year financial data also include adjustments that would have been reflected in our 2003 quarterly reports, but were not considered by us to be material to those reports.  Such immaterial changes in the previous quarter financial statements will be described in the company’s 2003 annual report on form 10-K.

Polymer Group, Inc., one of the world’s leading producers of nonwovens, is a global, technology-driven developer, producer and marketer of engineered materials. With the broadest range of process technologies in the nonwovens industry, PGI is a global supplier to leading consumer and industrial product manufacturers. The company operates 21 manufacturing facilities in 10 countries throughout the world.

Safe Harbor Statement

Except for historical information contained herein, the matters set forth in this press release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.  Factors that may cause actual results to differ from those indicated in forward-looking statements can include, but are not limited to, the follow: (i) increased competition in markets in which the company competes, (ii) increased raw material costs, (iii) changes in conditions of the general economy and (iv) the company’s substantial leverage position.  Investors and other readers are directed to consider the risks and uncertainties discussed in documents filed by Polymer Group, Inc. with the Securities and Exchange Commission, including the company’s 2002 Annual Report on Form 10-K, the 2003 quarterly reports on Form 10-Q, and the company’s Amended Modified Disclosure Statement or Joint Amended Modified Plan of Reorganization dated November 25, 2002.

For further information, please contact:

Dennis Norman

Vice President – Strategic Planning & Communication

(843) 329-5151

normand@pginw.com

P O L Y M E R  G R O U P,  I N C.

Consolidated Statement of Operations (Unaudited)

Three Months Ended January 3, 2004 and December 28, 2002

(In Thousands, Except Per Share Data)

For financial reporting purposes, the Company reported operating results for the periods prior to March 1, 2003, as “Predecessor” and for the period on and subsequent to March 1, 2003, as “Successor.”

	Successor	Predecessor
	Three Months Ended January 3, 2004	Three Months Ended December 28, 2002

Net sales	$197,742	$179,682

Cost of goods sold	161,463	155,033

Gross profit	36,279	24,649

Selling, general and administrative expenses	25,125	23,376

Special charges	—	2,608

Plant realignment costs	3,150	143

Asset Impairment	1,207	317,898

Operating income (loss)	6,797	(319,376)

Other expense (income):
Interest expense, net	15,906	14,279
Foreign currency and other	4,907	2,784
	20,813	17,063

Loss before Chapter 11 reorganization expenses and income taxes	(14,016)	(336,439)

Chapter 11 reorganization expenses	—	7,864

Loss before income taxes	(14,016)	(344,303)

Income tax expense (benefit)	(759)	(7,380)

Net loss	$(13,257)	$(336,923)

Average Common Shares Outstanding	8,653	32,004

Net (loss) income per common share-basic and diluted	$(1.53)	$(10.53)

Depreciation and amortization expense included in operating income(loss)	$12,801	$16,653

P O L Y M E R  G R O U P,  I N C.

Consolidated Statement of Operations (Unaudited)

Ten Months Ended January 3, 2004,

Two Months Ended March 1, 2003

and Twelve Months Ended December 28, 2002

(In Thousands, Except Per Share Data)

For financial reporting purposes, the Company reported operating results for the periods prior to March 1, 2003, as “Predecessor” and for the period on and subsequent to March 1, 2003, as “Successor.”  The total results for the twelve months ended January 3, 2004, can be derived by adding the amounts under the Successor column for the ten months ended January 3, 2004 to the amounts under the Predecessor column for the two  months March 1, 2003.

	Successor	Predecessor
	Ten Months Ended January 3, 2004	Two Months Ended March 1, 2003	Twelve Months Ended December 28, 2002

Net sales	$645,629	$132,909	$755,691

Cost of goods sold	531,337	111,075	635,486

Gross profit	114,292	21,834	120,205

Selling, general and administrative expenses	79,471	16,004	101,622

Special charges	—	—	6,242

Plant realignment costs	6,802	4	1,054

Asset Impairment	1,207	—	317,898

Operating income (loss)	26,812	5,826	(306,611)

Other expense (income):
Interest expense, net	49,036	10,665	71,478
Investment (gain) loss, net	(3)	(291)	1,806
Foreign currency and other	7,836	1,875	15,385
	56,869	12,249	88,669
Loss before reorganization items, income taxes and cumulative effect of change in accounting principle	(30,057)	(6,423)	(395,280)

Reorganization items:
Gain on cancellation of prepetition indebtedness	—	(619,913)	—
Fresh start adjustments	—	47,460	—
Chapter 11 reorganization expenses	—	12,579	14,873
Other	—	19,395	—
	—	(540,479)	14,873
(Loss) income before income taxes and cumulative effect of change in accounting principle	(30,057)	534,056	(410,153)

Income tax expense (benefit)	2,928	1,692	(3,290)

(Loss) income before cumulative effect of change in accounting principle	(32,985)	532,364	(406,863)

Cumulative effect of change in accounting principle *	—	—	12,774

Net (loss) income	$(32,985)	$532,364	$(419,637)

Average Common Shares Outstanding	8,650	32,004	32,004

Net (loss) income per common share-basic and diluted	$(3.81)	$16.63	$(13.11)

Depreciation and amortization expense included in operating income(loss)	$41,354	$7,398	$64,339

*As part of the Company’s adoption of FAS 142 the Company completed a transitional impairment test in the fourth quarter of 2002, as permitted by the standard.  The Company’s transitional impairment test resulted in a charge of $12.8 million which was reported as a cumulative effect of a change in accounting principle in the Company’s annual results for fiscal 2002 and has been allocated to the first fiscal quarter of 2002 for reporting purposes.

P O L Y M E R  G R O U P,  I N C.

Condensed Consolidated Balance Sheets

(In Thousands)

For financial reporting purposes, the Company reported operating results for the periods prior to March 1, 2003, as “Predecessor” and for the period on and subsequent to March 1, 2003, as “Successor.”  The December 28, 2002 Condensed Consolidated Balance Sheet contains summarized information; as a result, such data does not include the same detail provided in the Company’s 2002 Annual Report on Form 10-K.

	Successor	Predecessor
	January 3, 2004	December 28, 2002
	(Unaudited)

A S S E T S
Current assets
Cash and equivalents and short-term investments	$21,336	$58,147
Accounts receivable, net	121,146	117,420
Inventories	96,513	115,696
Other	20,697	45,236
Total current assets	259,692	336,499

Property, plant and equipment, net	416,508	429,528
Intangibles and loan acquisition costs, net	33,560	33,357
Other	11,550	11,935
Total assets	$721,310	$811,319

L I A B I L I T I E S A N D S H A R E H O L D E R S’ E Q U I T Y (D E F I C I T)
Not Subject to Compromise
Current liabilities
Accounts payable	$57,091	$46,068
Accrued expenses and other	41,040	45,376
Current portion of debt and short term borrowings	42,455	25,150
	140,586	116,594

Long-term debt, less current portion	440,992	478,224
Other non-current liabilities	80,532	45,309
Total liabilities not subject to compromise	662,110	640,127
Liabilities subject to compromise	—	637,106
Total liabilities	662,110	1,277,233

Shareholders’ equity (deficit)	59,200	(465,914)
Total liabilities and shareholders’ equity (deficit)	$721,310	$811,319